Exhibit 99.2
For Immediate Release February 2, 2012	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Announces 20 Percent Increase in Quarterly Dividend

Pawtucket, RI (February 2, 2012) -- Hasbro, Inc. (NASDAQ: HAS) today announced that its Board of Directors has declared a quarterly cash dividend of $0.36 per common share, an increase of $0.06 per share, or 20%, from the previous quarterly dividend of $0.30 per common share.  The dividend will be payable on May 15, 2012 to shareholders of record at the close of business on May 1, 2012.

“Hasbro’s proven track record of healthy cash generation and effective capital management has enabled us to deliver our third consecutive year of a 20% or greater dividend increase,” said Brian Goldner, President and Chief Executive Officer.  “The Board of Director’s decision to raise the dividend is indicative of Hasbro’s commitment to creating shareholder value through the execution of our branded-play strategy and returning cash to shareholders.”

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The HUB, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The HUB is www.hubworld.com. The HUB logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.  © 2012 Hasbro, Inc.  All Rights Reserved.